Code of Ethics – Personal Account Dealing

Exhibit 99.1

Code of Ethics – Personal Account Dealing

___________________________________________________________________________ __

I. Entities Covered by This Policy
•
The “Blue Owl Advisers”:
(1)
Owl Rock Capital Advisors LLC
(2)
Owl Rock Private Fund Advisors LLC
(3)
Owl Rock Technology Advisors LLC
(4)
Owl Rock Diversified Advisors LLC
(5)
Dyal Advisors LLC
(6)
Dyal IV Advisors LLC
•
The “Owl Rock BDCs”:
(1)
Owl Rock Capital Corporation
(2)
Owl Rock Capital Corporation II
(3)
Owl Rock Core Income Corp
(4)
Owl Rock Capital Corporation III
(5)
Owl Rock Technology Finance Corp
•
Blue Owl Securities LLC (collectively with the Blue Owl Advisers and Owl Rock BDCs, the “Companies”).

II. Purpose of These Policies and Procedures

Each of the Blue Owl Advisers, as investment advisers registered with the SEC, and each of the Owl Rock BDCs, as funds that have elected to be regulated as business development companies, are required by applicable rules and regulations to adopt a Code of Ethics. The Code of Ethics must set forth standards of conduct expected by Access Persons, as defined below, of the Blue Owl Advisers and the Owl Rock BDCs and address conflicts of interest that may arise between the Blue Owl Advisers and Owl Rock BDCs and their respective employees, including those that may arise from personal securities transactions by employees. Owl Rock Securities, as the Owl Rock BDCs’ affiliated principal underwriter, and its employees are also subject to these requirements.

It is the Companies’ policy that you may not, in connection with the purchase or sale, directly or indirectly, of any security held or to be acquired by any client who has entered into an investment management agreement with the Companies:

•
employ any device, scheme or artifice to defraud a client;
•
make any untrue statement of a material fact to a client or omit to state a material fact necessary in order to make the statements made to a client, in light of the circumstances under which they are made, not misleading;
•
engage in an act, practice, or course of business that operates or would operate as a fraud or deceit on a client; or
•
engage in any manipulative practice with respect to a client.

Each of the Owl Rock BDCs has adopted this Code of Ethics, which contains provisions it deems reasonably appropriate to prevent those of its affiliated persons who are Access Persons from engaging in any of these prohibited acts. In addition, this policy constitutes the code of ethics for the Owl Rock BDCs pursuant to Rule 17j-1 under the 1940 Act.

III. Scope

This policy governs the personal securities transactions of Access Persons. Access Persons include:

•
employees of the Companies;
•
officers and directors (including non-interested directors, as indicated) of the Owl Rock BDCs; and
•
in certain circumstances, consultants and temporary employees of the aforementioned entities.

Code of Ethics – Personal Account Dealing

A complete definition of “Access Persons” is included in Appendix A of this policy.

This policy also governs securities transactions in accounts over which Access Persons exercise discretion or control. This will typically include, but is not necessarily limited to, trades effected in accounts of the following:

•
your spouse or civil partner, dependent children or step-children (whether or not minors), living in your home as well as any other member of your household;
•
legal entities in which you have an interest exceeding 20%;
•
any other person whose relationship with you is such that you have a direct or indirect material interest in the outcome of the trade; and
•
accounts where you act as trustee, personal representative or agent.

The Compliance Department is available to answer any questions you may have regarding whether an account or holding/transaction within an account needs to be reported.

The Companies’ general policy is that all brokerage accounts should be disclosed, including those managed on behalf of an Access Person on a discretionary basis by a third party. Depending on the facts and circumstances of each account, you may not need to report transactions or holdings in one or more of your brokerage accounts. In all cases, however, any such determination will ultimately be made by the applicable CCO or her designee.

IV. Risk Considerations

In developing this Code of Ethics, the Companies considered the material risks associated with failing to implement and comply with the Code of Ethics requirements under applicable law, which may include severe legal and regulatory penalties as well as reputational risks related to conflicted trading activity.

V. Policies Relating to Your Personal Account Dealing

Reporting Requirements
Holdings Reports (Initial and Annual)

Within 10 days after you have commenced employment with the Companies and annually thereafter, you must submit a list of brokerage accounts and securities holdings current as of a date no more than forty-five days prior to your date of hire or the date of the annual report, as applicable. This reporting is done via Comply Sci. A list of information required to be included in these reports is included in Appendix A.

Note- Non-interested directors of the Owl Rock BDCs need not submit holdings reports.

New Account Reporting

You must report new accounts in which any securities were held during the quarter. This report must contain:

•
the name of the broker, dealer or bank with which you have established the account;
•
the date the account was established; and
•
the date that report is submitted to the Compliance Department.

This reporting is done via Comply Sci.

Note- New accounts may only be opened at brokerage firms that have a reporting relationship with Comply

Code of Ethics – Personal Account Dealing

Sci. For a complete list, please contact a member of the Compliance Department for assistance.
Quarterly Reporting of Activity

You must report, within thirty days of the end of the calendar quarter, a list of transactions in reportable securities even if not executed through a broker-dealer or subject to preclearance in which you have or had any direct or indirect beneficial ownership (defined in Appendix A below) during the quarter. This reporting is done via Comply Sci. A list of information required to be included in these reports is included in Appendix A.

Note- Non-interested directors of the Owl Rock BDCs need not submit a quarterly transaction report, unless the non-interested director knew or, in the ordinary course of fulfilling his or her official duties as a director, should have known that during the fifteen (15) day period immediately before or after such non-interested director’s transaction in a security, the Owl Rock BDC purchased or sold the security or the Owl Rock BDC considered purchasing or selling the security.

Initial and Annual Certifications

At time of hire and annually thereafter, you will be requested to certify to your receipt of and intent to comply with this Code of Ethics.

You must also certify annually that you have read and understood the Code of Ethics and recognize that you are subject to the Code of Ethics. In addition, you must certify annually that you have complied with the requirements of the Code of Ethics and that you have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code of Ethics.

This reporting is done via Comply Sci.

Disclaimer of Beneficial Ownership

You may at any time or from time to time deliver to the CCO a statement that your submission of any report hereunder or the delivery on your behalf of any duplicate account statement or information required under this Code of Ethics shall not be construed as an admission by you that you have any direct or indirect beneficial ownership in the security to which the report or duplicate account statement or information relates.

Code of Ethics – Personal Account Dealing

Trading Requirements

Please note that this is not an exhaustive list of all possible types of securities transactions but is presented here as a guideline for employees who wish to trade securities in their personal accounts. If you are not sure whether preclearance is required prior to effecting a trade or whether accounts or particular trades/holdings in an account need to be reported, you must speak to a member of the Compliance Department prior to effecting the trade.

Where preclearance is indicated in the chart below, preclearance must be requested through Comply Sci and it will be valid for five (5) business days from the day that approval was granted. If preclearance approval is not granted, you are not permitted to engage in the proposed transaction and should direct any further inquiries to the CCO.

Transaction Type	Pre-trade requirements*	Reporting Required
Purchase of publicly traded securities not covered by any of the requirements enumerated below (e.g., single name exchange traded securities, fixed income securities)

Securities with a market cap of less than $15 billion = Transaction not permitted.

Securities with a market cap of more than $15 billion = Preclearance required. Transactions may only be effected in accounts that have a reporting relationship with Comply Sci.

Yes
Sale of publicly traded securities not covered by any of the requirements enumerated below (e.g., single name exchange traded securities, fixed income securities)	Preclearance required.	Yes
Shares issued by money market or open-end mutual funds registered pursuant to the 1940 Act	No requirements prior to trade.	No

Shares issued by publicly offered real estate investment trusts (REITS), unit investment trusts, exchange traded funds (ETFs) or closed end funds registered pursuant to the 1940 Act other than private or exchange traded BDCs

	No requirements prior to trade.	Yes
Investments in 529 Plans	No requirements prior to trade.	No
Trading in shares of Blue Owl Capital, Inc. (NYSE:OWL)

Any trading in OWL is typically only permitted once a quarter during a time designated by the CCO or General Counsel. Refer to the Insider Trading Policy – Transactions in Blue Owl Securities for further discussion on policies and procedures relating to trading in OWL.

Yes
Trading securities of any publicly listed Owl Rock BDC	Any trading in a publicly listed Owl Rock BDC is typically only permitted once a quarter during a time	Yes

Code of Ethics – Personal Account Dealing

designated by the CCO or General Counsel.

Unless you are an officer or director of one of the publicly listed Owl Rock BDCs preapproval is not required. If, for any reason, you believe that you may have material nonpublic information about a publicly listed Owl Rock BDC, you should speak to the CCO or General Counsel prior to effecting any trades.

Refer to the Insider Trading Policy – Transactions in ORCC Securities for further discussion on policies and procedures relating to trading in publicly listed Owl Rock BDCs.

Direct investments in a private fund (including private BDCs) sponsored by the Companies or their affiliates	Preclearance required (blanket preclearance provided for purchases of funds sponsored by the Companies or their affiliates).	Yes
Direct investments in a private (limited) offering

Preclearance required. Approval, if granted, is valid for 120 days, unless specifically specified otherwise.

Please note that the Companies do not typically permit employees to invest in private offerings that have been considered and then rejected for investment by clients.

Additional procedures are required for investments in private offerings where the sponsor of the private offering does business with the Companies and their affiliates.

Yes
Investments in non-listed closed-end funds, including BDCs (other than Owl Rock non-listed BDCs) and private REITS	Preclearance required. Please note this type of transaction will generally not be approved.	Yes
State, municipal and local government securities	No requirements prior to trade.	Yes
Direct obligations of the US government, commercial paper, bank certificates of deposit, bankers’ acceptances or high-quality short-term debt instruments	No requirements prior to trade.	No
Initial Public Offering	Transaction not permitted.	N/A
Transactions between you and a Blue Owl Client	Transaction not permitted.	N/A
Transactions in accounts where you do not have direct or indirect	No requirements prior to trade.	No

Code of Ethics – Personal Account Dealing

influence or control, such as those managed for you by a third party; provided that there is no communication or influence regarding the securities being purchased or sold between you and the portfolio manager prior to the transaction

You must report the account in Comply Sci and make a note that discretion has been provided to a third party.

Quarterly, you will be required to provide us with information regarding this relationship.

In addition, at least once each calendar year at a time chosen by the Compliance Department, you will be required to provide us with (1) a certification from the manager that the account is managed by them on a fully discretionary basis and (2) if not already provided through a direct feed in Comply Sci or duplicate brokerage statements, a listing of trades that occurred in that account during a period of time of Compliance’s choosing

Transactions that are part of an automatic investment plan such as a dividend reinvestment plan, employee stock purchase plan etc.	No requirements prior to trade.	1. You must report the DRIP or ESOP account in Comply Sci and make note of the type of account 2. Individual transactions in these accounts do not need to be reported.
Transactions that are non-volitional, such as stock splits, mergers etc.	No requirements prior to trade.	Yes

*Note: These pre-trade requirements do not apply to transactions made in accounts over which you do not have direct or indirect influence or control. Such accounts must be disclosed to the Compliance Department and the CCO or her designee will affirmatively determine whether this exception is available before an Access Person may rely on it.

Code of Ethics – Personal Account Dealing

VI. Restricted List
From time to time, the CCO may place certain securities on the Restricted List.

You may not trade in securities on the Restricted List for your personal account or accounts managed by you on behalf of others, unless specific approval has been received from the CCO. In addition, at times, the Restricted List may also contain prohibitions, restrictions and limitation on trading for accounts managed by the Companies.

VII. Compliance Reporting Requirements under the 1940 Act

No less frequently than annually, the CCO of each Owl Rock BDC must review this policy and the effectiveness of its implementation, and furnish to each Owl Rock BDC’s Board, and the Board must consider, a written report that:

•
describes any issues arising under the Code or procedures since the last report to the Board, including but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and
•
certifies that the Owl Rock BDCs have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

VIII. Reporting a Violation

You are required to ensure that you do not violate this policy.  You are expected to use good judgment in recognizing situations where a violation of this policy may occur and to ensure that no violations occur.

The Companies may take disciplinary action against you if you violate this policy, up to and including suspension or termination of employment at the discretion of the Companies’ management.

In addition to ensuring that you do not violate this policy, you are encouraged to report any concerns you may have under this policy to the CCO.

No officer, director or employee of the Companies or their affiliates may retaliate in any fashion against you if you report a suspected or actual violation of this policy in good faith.  Making a report in “good faith” generally means that you have a reasonable and genuine belief that the information you are providing relates to a possible violation of law or this policy, regardless of whether the report turns out to be founded.

IX. Sanctions

Upon determination that a violation of this Code of Ethics has occurred, the Companies, as appropriate, may impose such sanctions as they deem appropriate, including, among other things, a memorandum of warning, a ban on personal trading or a suspension or termination of the employment of the violator.  Where applicable, violations of this Code of Ethics and any sanctions imposed with respect thereto shall be reported in a timely manner to the applicable Board(s) of Directors (including as necessary, the boards of the Owl Rock BDCs or of Blue Owl Capital Inc.).

X. Books and Records
The books and records required to be maintained under this policy are listed in the Books and Records Requirements – Record Retention Policy under the section covering Personnel Supervision records.

Change History – Revision Review Dates
March 2016 (adopted)	May 2021
August 2018
August 2020

Code of Ethics – Personal Account Dealing

Definitions

Access Person means:

•
any director, employee, officer, general partner, member or partner of the Owl Rock BDCs or the Blue Owl Advisers;
•
any director, officer or employee of the Owl Rock BDCs or the Blue Owl Advisers (or any company in a control relationship to the Owl Rock BDCs or the Blue Owl Adviser), who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any reportable security by the Owl Rock BDCs, or whose functions relate to the making of any recommendation with respect to such purchases or sales;
•
any supervised person who has access to nonpublic information regarding any Owl Rock BDC’s purchase or sale of securities or nonpublic information regarding the portfolio holdings of any Company, or who is involved in making securities recommendations to Owl Rock BDCs or has access to such recommendations that are nonpublic; and
•
any natural person in a control relationship to the Owl Rock BDCs or the Blue Owl Advisers who obtains information concerning recommendations made to the Owl Rock BDCs with regard to the purchase or sale of any reportable security by the Owl Rock BDCs.

Beneficial ownership means, in general, through any contract, arrangement, understanding, relationship, or otherwise, directly or indirectly having or sharing a pecuniary interest in a security. A pecuniary interest generally includes any opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities, and also includes interests of members of a person’s immediate family (i.e., any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, inclusive of adoptive relationships) sharing the same household, or by certain partnerships, trusts, corporations, or other arrangements.

Holdings Reports

The following information must be included in your initial and annual holdings reports:

A – for each security in which you have any direct or indirect beneficial ownership:

•
the title and type of security,

AND, AS APPLICABLE,

•
the exchange ticker symbol or CUSIP number,
•
number of shares, and
•
principal amount of each reportable security;

B – the name of any broker, dealer or bank with which you maintain an account in which any securities are held for your direct or indirect benefit; and

C – the date you have submitted the report to compliance.

Quarterly Personal Securities Transaction Reporting

The following information must, at a minimum, be included for each transaction involving a reportable security in which you had, or as a result of the transaction acquired, any direct or indirect beneficial ownership during the quarter:

A – the date of the transaction;

B – the title of the security and, as applicable,

•
the exchange ticker symbol or CUSIP number,

Code of Ethics – Personal Account Dealing

•
interest rate and maturity date,
•
number of shares, and
•
principal amount of each reportable security involved;

C – the nature of the transactions, i.e., purchase, sale or any other type of acquisition or disposition;

D – the price of the reportable security at which the transaction was effected;

E – the name of the broker, dealer or bank with or through which the transaction was effected; and

F – the date you have submitted the report to compliance.